EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-178075 and 333-49981 of Cincinnati Financial Corporation on Form S-8 of our report dated June 26, 2012, appearing in this Annual Report on Form 11-K of Cincinnati Financial Corporation Tax-Qualified Savings Plan for the year ended December 31, 2011.

/S/ Deloitte & Touche LLP

Cincinnati, Ohio

June 26, 2012